Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 11, 2017 (the “Effective Date”), is entered into by and between Jack W. Callicutt (hereinafter “Executive”) and Galectin Therapeutics, Inc., a Nevada corporation (the “Company”).

WITNESSETH:

WHEREAS, the parties herein entered into that certain Employment Agreement dated June 20, 2013 (the “Employment Agreement”), pursuant to which Executive agreed to be employed by the Company as its Chief Financial Officer on the terms and conditions as set forth therein;

WHEREAS, the Employment Agreement contains a certain severance payment provision in the event the Executive terminates the Employment Agreement for Good Reason or the Company terminates the Agreement without Cause (as such capitalized terms are defined in the Employment Agreement); and

WHEREAS, the Company and the Executive have identified an error in the Employment Agreement as relates to such severance provision and desire to correct it.

NOW, THEREFORE, in consideration of these premises, the promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the arties hereto agrees as follows:

1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

2. Section 7(b) of the Employment Agreement is amended by deleting Section 7(b) in its entirety and the following is substituted therefore for all purposes whatsoever:

“ (b) If either (i) Executive terminates this Agreement for Good Reason or (ii) the Company terminates this Agreement without Cause, then the Company shall pay to Executive (1) Executive’s Base Salary accrued through the date of termination, to the extent not theretofore paid, (2)(A) if such termination occurs within twelve (12) months after the Commencement Date, an amount equal to three (3) months of Executive’s Base Salary, or (B) if such termination occurs after the period specified in (A) above, but prior to the date that is eighteen (18) months after the Commencement Date, an amount equal to six (6) months of Executive’s Base Salary or (C) if such termination occurs after the period specified in (B) above, an amount equal to nine (9) months of Executive’s Base Salary, in any case payable within thirty (30) days after the date of such termination, (3) reimbursement of any unreimbursed expenses and (4) payment of a portion of the amount of the Performance Bonus equal to the maximum amount of the Performance Bonus multiplied by a fraction, (A) the numerator of which shall be the number of days elapsed from the beginning of the calendar year in which such termination occurs and (B) the denominator of which shall be the total number of days in the calendar year in which such termination occurs (being 365 in a full year and 184 in 2013). In exchange for any such payments, Executive shall execute, within thirty (30) days following such termination, a full release of the Company and its affiliates from all obligations other than as set forth in this Section 7(b) or from any usual and customary indemnification obligations of the Company to Executive as an officer thereof, in form and substance acceptable to the Company in its sole discretion. Notwithstanding the foregoing, the Company shall not be obligated to make any payments pursuant to this Section 7(b) until it has received such release, fully executed by Executive. For avoidance of doubt, nonrenewal of this Agreement pursuant to Section 2 hereof shall not constitute a termination by the Company without Cause hereunder and shall not entitle Executive to receive any payments pursuant to this Section 7(b).”

3. Except as specifically amended by this Amendment, the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first hereinabove set.

Company:

GALECTIN THERAPEUTICS, INC.

By:	/s/ Peter G. Traber
Name: Peter G. Traber, CEO & CMO

Executive:

/s/ Jack W. Callicutt
Jack W. Callicutt

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